EXHIBIT 99.1

ShopNBC Board Appoints New CEO Rene Aiu

TV Shopping Veteran Brings 22 Years of U.S. and International Experience

Minneapolis, Minn., March 3, 2008 – ShopNBC (Nasdaq: VVTV), a luxury shopping network, today announced that its Board of Directors has appointed Ms. Rene Aiu to the role of President and Chief Executive Officer, effective immediately. Ms. Aiu will also become a member of ShopNBC’s Board of Directors.

Ms. Aiu has over 22 years of experience in TV shopping and e-commerce, both in the U.S. and internationally. She comes to ShopNBC having served as Chairman and CEO of Jupiter Shop Channel Japan, a joint venture among Liberty Global, Home Shopping Network, and Sumitomo Corporation. At Jupiter Shop Channel, Ms. Aiu led the channel start up, established the channel as the number one TV shopping company in Japan, and drove significant sales growth – a five-fold increase in revenue. She also built a performance-oriented company culture and established the required infrastructure to enable direct marketing via interactive television, mobile, and the Internet.

Previously, Ms. Aiu was Senior Vice President, Marketing, Sales, Programming, Production at Home Shopping Network, where she supervised HSN’s marketing, on-air sales, programming, and production departments with company sales of approximately $1.3 billion. In addition, she has held senior level management positions at JC Penney Television Shopping Network, Cable Value Network, which later merged with QVC, and Twentieth Century Fox. From time to time in her professional career, Ms. Aiu has worked on various TV shopping related projects in a consultancy capacity across the globe with TCI International, HSN International, and Liberty Global.

Ms. Aiu replaces interim CEO John Buck, who will continue in his capacity as Executive Chairman of the Board at ShopNBC. The Board of Directors expresses its thanks to Mr. Buck for his contributions to the company during his interim CEO tenure.

“We are extremely pleased to welcome Ms. Aiu to the network,” said Mr. Buck. “She possesses tremendous expertise and an industry vision that will contribute greatly to ShopNBC’s future. Ms. Aiu is customer-driven, possesses strong marketing and leadership skills, and understands all the nuances of TV shopping as they relate to merchandising, planning, programming, systems, and on-air sales talent. Her proven track record of success and broad experience makes her the ideal leader for the next phase of growth and expansion at ShopNBC.”

“It’s an exciting opportunity for me to become part of this dedicated professional organization,” said Ms. Aiu. “I’m looking forward to using my experience in TV, Internet, and international shopping to help drive sales and profit growth at the company by building upon the great work that has been accomplished to date and by serving ShopNBC’s loyal customers.”

Ms. Aiu holds a B.A., and M.A., from USC and an M.B.A. from the University of California (Los Angeles).

About ShopNBC

ShopNBC is a luxury shopping network that generates excitement and urgency when people shop for the finer things in life by delivering a unique and exceptional value. ShopNBC reaches 70 million homes in the United States via cable affiliates and satellite: Dish Network channel 228 and Direct TV channel 316. ShopNBC.com is recognized as a top e-commerce site. ShopNBC is owned and operated by ValueVision Media (Nasdaq: VVTV). For more information, please visit. www.ShopNBC.com.

Forward-Looking Information

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company’s programming and the fees associated therewith; the success of the Company’s e-commerce and rebranding initiatives; the performance of its equity investments; the success of its strategic alliances and relationships; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company’s operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.